Exhibit 99.1

JAKKS Pacific Reports First Quarter 2004 Financial Results; Record First Quarter
  Sales; Proposed Acquisition Expected to Further Increase Sales and Earnings

     MALIBU, Calif.--(BUSINESS WIRE)--April 20, 2004--JAKKS Pacific, Inc. (Nasdaq:JAKK), a multi-brand company that designs and markets a broad range of toys, leisure products, crafts and writing instruments, today announced its results for the three months ending March 31, 2004.
     First quarter net sales increased 9.2% to $74.0 million in 2004, from $67.8 million in the comparable period last year. Excluding the impact of non-cash stock-based compensation, and additional bad debt related to the prior bankruptcy filing of a major customer in 2004, net income for the period was $6.0 million, or $0.23 per diluted share, compared to $5.2 million, or $0.21 per diluted share for the first quarter of last year. Reported net income for first quarter 2004, including pre-tax charges of $1.7 million for non-cash stock-based compensation and $0.4 million for bad debt, was $4.3 million, or $0.17 per diluted share, compared to $6.0 million, or $0.24 per diluted share in 2003.
     "We are pleased with our first quarter results, and believe we are in a solid position to achieve the upper end of our forecast range with our existing business and before any acquisition, with revenue now anticipated to be in the range of $340 million and earnings per share to be in the range of $1.30, before non-cash stock-based compensation charges. Further, as we announced earlier today, JAKKS Pacific has reached an agreement in principle to acquire substantially all of the assets of the Play Along companies, privately-held toy companies with licenses including Cabbage Patch Kids(R) for dolls, Care Bears(R) for plush and preschool learning, Teletubbies(R) for preschool and playsets and DC Comic's(R) Batman(R) and Justice League(R) for construction toys. We expect this acquisition will further increase our sales and our earnings after its consummation. We will provide updated guidance, taking into account the Play Along acquisition, shortly after the consummation of this deal, which is expected in the second quarter," said Jack Friedman, Chairman and Chief Executive Officer of JAKKS Pacific.
     "With regard to our current business, our increased advertising and marketing efforts are beginning to produce the desired results," added Mr. Friedman. "Our traditional toy lines performed particularly well, with increased shelf space and sales across a diverse group of product lines. Especially noteworthy is our line of TV Games(TM) products, which has quickly become the industry leader in plug and play video games, with it's #1 ranking among all Non-TV-Promoted Toys (The Toy Book April 2004). We believe we have secured the top licenses with premiere companies such as Atari(R), Namco(R) for Pac-Man(TM) and Ms.Pac-Man(R), Midway(R), Capcom(R), Activision(R), Nickelodeon(R), Disney(R) and Marvel(R) and have alliances with top video game developers. We have begun to expand our distribution of the games to international markets, including Europe, Australia and New Zealand, and expect to announce several additional significant TV Games licenses later this year."
     Stephen Berman, President and Chief Operating Officer commented, "A number of our seasonal products, including our Go Fly a Kite(R) and Funnoodle(R) lines, were also strong performers, but these gains were offset by the temporary withdrawal of The Storm(TM) water guns from the market in the first quarter, which is set for relaunching in 2005. We are encouraged by the sell-in of a number of lines in our crafts, stationery and writing instruments categories, including our Flying Colors(R) lines for Dora the Explorer(TM) and SpongeBob SquarePants(TM), as well as expanded offerings of our Hello Kitty(R) products and traditional writing instruments.
     "We are also pleased with sales of our World Wrestling Entertainment(TM), Dragon Ball(R) and Mucha Lucha(TM) action figures and Road Champs(R) vehicles. Some additions to our product offerings include toys based on Universal Studios' Classic Monsters and new monsters based on the feature film Van Helsing(TM), which is scheduled for a May release. We expect these new licenses, combined with our core business, will contribute to our top and bottom line growth in 2004 and beyond."
     Mr. Berman concluded, "Our financial position remains strong with $248.9 million of working capital, including cash of $156.6 million as of March 31, 2004. Given the strength of our balance sheet and positive cash flow, we remain well positioned to continue to grow our business by actively pursuing additional complementary and accretive acquisitions, executing on internal growth initiatives and securing new licenses that provide both near term and long-term growth potential and market share expansion opportunities."
     Anyone interested will be able to listen to the teleconference, scheduled to begin at 5:00 p.m. EDT (2:00 p.m. PDT) on April 20th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com, or www.StreetEvents.com . These websites will host an archive of the teleconference for 30 days.
     A telephonic playback will be available from 6:00 p.m. EDT on April 21st through 12:00 a.m. EDT on May 5th. The playback can be accessed by calling 800-642-1687, or 706-645-9291 for international callers, pass code "6612214."

     JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
              First Quarter Earnings Announcement, 2004
            Condensed Statements of Operations (Unaudited)

                                                       Three Months
                                                      Ended March 31,
                                                        2004     2003
                                                     -------- --------
                                                      (In thousands,
                                                      expect per share
                                                           data)

Net sales                                            $73,986  $67,759
  Less cost of sales
  Cost of goods                                       36,220   36,058
  Royalty expense                                      5,824    2,715
  Amortization of tools and molds                      1,476    1,544
                                                     -------- --------
  Cost of sales                                       43,520   40,317
                                                     -------- --------
    Gross profit                                      30,466   27,442
Direct selling expenses                                8,701    7,503
Selling, general and administrative expenses          15,392   11,834
Acquisition shut-down and recall costs                     -        -
Depreciation and amortization                            607      601
                                                     -------- --------
   Income from operations                              5,766    7,504
Other (income) expense:
  Profit from Joint Venture                             (360)    (176)
  Interest, net                                          481     (162)
  Other                                                    -        -
                                                     -------- --------

Income before provision for income taxes               5,645    7,842
Provision for income taxes                             1,298    1,882
                                                     -------- --------
Net income                                            $4,347   $5,960
                                                     ======== ========
  Earnings per share - diluted                         $0.17    $0.24
  Shares used in earnings per share - diluted         25,776   24,917


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets

                                               March 31,  December 31,
                                                 2004        2003
                                              ----------- ------------
                                                   (In thousands)
                                ASSETS

Current assets:
  Cash and cash equivalents                     $142,884     $118,182
  Marketable Securities                           13,746       19,345
  Accounts receivable, net                        76,462       86,119
  Inventory, net                                  44,768       44,400
  Prepaid expenses and other current assets       20,322       16,762
                                              ----------- ------------
    Total current assets                         298,182      284,808
                                              ----------- ------------

Property and equipment                            44,562       43,473
Less accumulated depreciation and amortization    33,522       31,751
                                              ----------- ------------
  Property and equipment, net                     11,040       11,722
                                              ----------- ------------

Goodwill, net                                    207,469      206,952
Trademarks & other assets, net                    25,041       24,785
Investment in joint venture                        3,942        9,097
                                              ----------- ------------
    Total assets                                $545,674     $537,364
                                              =========== ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses          $46,167      $50,168
  Current portion of long term debt                   19           19
  Income taxes payable                             3,077        2,021
                                              ----------- ------------
    Total current liabilities                     49,263       52,208
                                              ----------- ------------

Long term debt, net of current portion            98,037       98,042
Deferred income taxes                              1,164        1,164
                                              ----------- ------------
                                                  99,201       99,206
                                              ----------- ------------
    Total liabilities                            148,464      151,414

Stockholders' equity:
  Common stock, $.001 par value                       25           25
  Additional paid-in capital                     252,374      245,219
  Retained earnings                              145,402      141,055
  Accumulated other comprehensive income
   (loss)                                           (591)        (349)
                                              ----------- ------------
                                                 397,210      385,950
                                              ----------- ------------
   Total liabilities and stockholders' equity   $545,674     $537,364
                                              =========== ============

    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John F. Mills, 310-395-2215


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